Exhibit 10.3.1

Note: Redacted portions have been marked with [***]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

FEDERAL HOME LOAN BANK OF BOSTON

2006 EXECUTIVE INCENTIVE PLAN

February 2006

Purpose

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•                  promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2006 Strategic Business Plan;

•                  provide total annual compensation (i.e., salary plus incentive) that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and

•                  facilitate the retention and commitment of corporate officers.

Bank’s Objectives for 2006

The focus of the Bank’s 2006 Strategic Business Plan is summarized in two words: profitable growth. The Bank is targeting steady growth in business with members in terms of both advances and mortgages. While the Bank’s focus will be profitable growth, we will continue to enhance the Bank’s operational infrastructure, and we will maintain and reinforce the Bank’s commitment to conservative and prudent risk management and compliance.

Also for 2006, the Bank has identified three all-encompassing long-term strategic goals that demonstrate our commitment to the Bank’s mission, vision, the needs of its stakeholders, and the well-being of the New England region:

1.               to foster a member-centric organization;

2.               to maintain trust and confidence among stakeholders; and

3.               to harness the power of technology to maintain maximum efficiency and productivity.

The goals in the 2006 incentive plan are designed to reinforce the focus of the Bank’s 2006 Strategic Business Plan.

The incentive goals are summarized in the following table with more detail following:

	Weight
Goal	Pres.	1	2	Threshold	Target	Excess
Pre-tax ROE (Adjusted for Net Prepayment Fees) Spread to LIBOR	15%	20%	25%	300 basis points	400 basis points	500 basis points

Percentage Growth in Average Member Advances (net of CDA and NEF) and MPF Balances 2006 Over 2005 With National, Growth-Oriented, and Insurance Company Accounts*	10%	10%	10%	10 percent	15 percent	20 percent

Percentage Growth in Average Member Advances (net of CDA and NEF) and MPF Balances 2006 Over 2005 With Community Bank and Credit Union Accounts	10%	10%	10%	3 percent	5 percent	8 percent

Percentage Growth in Targeted Mission-Related Advances Programs (CDA and NEF) 2006 Over 2005	10%	10%	10%	5 percent	10 percent	15 percent

* Excluding Bank of America advances.

	Weight
Goal	Pres.	1	2	Threshold	Target	Excess

Examination Results	15%	15%	15%	N.A.	“Fair” rating in 2006 exam report	“Satisfactory” rating in 2006 exam report

Operational Component	10%	15%	20%	As defined	As defined	As defined

Discretionary Component	30%	20%	10%	As documented by supervisor	As documented by supervisor	As documented by supervisor

Profitability Goal

2006 Goal:	Pre-tax ROE (Adjusted for Net Prepayment Fees) Spread to LIBOR
Weight:	President: 15 percent; Tier 1: 20 percent; Tier 2: 25 percent
Threshold:	300 basis points
Target:	400 basis points
Excess:	500 basis points

The metric will be the spread by which the Bank’s pre-tax (i.e., pre-REFCorp and pre-AHP) ROE (adjusted for net prepayment fees) exceeds the daily average of the bond-equivalent yield of three-month LIBOR. The projection for this metric in the 2006 Strategic Business Plan’s base case is 399 basis points.

The difference between “ROE” and “ROE Adjusted for Net Prepayment Fees” is that the latter defers the net effect of prepayment fee income from advances or investments and associated debt retirement and hedge unwind expenses over the expected remaining lives of the assets that were prepaid. The exclusion of prepayment fee income and associated debt retirement and swap unwind expense from the core ROE metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a conflict with the objective of prudent asset-liability management by excluding the otherwise punitive cost of debt retirement and swap unwind expense.

The metric is not distorted by the general level of interest rates (which affects both dollar earnings and prepayment speeds on advances), and it is independent of the Bank’s asset size. It also eliminates a tax bias associated with REFCorp and AHP. It does, however, implicitly factor in operating efficiencies, since projected core ROE will be impaired to the extent the Bank’s budget is exceeded.

Growth Goals

2006 Goal:

Growth in Member Advances and MPF with National, Growth-Oriented, and Insurance Company Accounts*

Weight:	President: 10 percent; Tier 1: 10 percent; Tier 2: 10 percent
Threshold:	10 percent

Target:

15 percent

Excess:	20 percent

2006 Goal:

Growth in Member Advances and MPF with Community Bank and Credit Union Accounts

Weight:	President: 10 percent; Tier 1: 10 percent; Tier 2: 10 percent
Threshold:	3 percent
Target:	5 percent
Excess:	8 percent

2006 Goal:

Growth in Targeted Mission-Related Advances Programs

Weight:	President: 10 percent; Tier 1: 10 percent; Tier 2: 10 percent

Threshold:

5 percent

Target:

10 percent

Excess:	15 percent

In the 2006 Strategic Business Plan, average member advances and Mortgage Partnership Finance (MPF) loans are projected to increase substantially between 2005 and 2006. To achieve the projected level of growth, management is developing a strategy in 2006 that seeks to develop value propositions for five distinct segments of the membership:

1.               National accounts,

2.               Growth-oriented institutions,

3.               Community banks,

4.               Credit unions, and

5.               Insurance companies.

* Excluding Bank of America advances.

For purposes of the 2006 EIP, those five segments have been aggregated into two groups with similar characteristics. A growth target based on advances and MPF has been established for each group.(i)  The table below shows the starting and target ending balances for these two groups:

$Billions	2005 Average Advances (Net of CDA and NEF) and MPF Base	Target Growth	Projected 2006 Average Advances (Net of CDA and NEF) and MPF
National, Growth-Oriented, and Insurance Company Accounts*	$30.1 billion	15 percent	$34.6 billion

Community Bank and Credit Union Accounts	$7.6 billion	5 percent	$8.0 billion

The Bank currently holds a 63 percent market share of the wholesale funding used by national accounts, excluding Bank of America, and a 83 percent market share of wholesale funding used by growth oriented institutions. The Bank will aggressively seek to expand its marketshare in 2006 through pricing, product development and streamlining internal policies and procedures. In addition, the Bank is expanding its efforts to reach the insurance industry with products that address their business needs. These institutions do not access the traditional wholesale funding market used by banks. Bank of America balances are incorporated into the Bank’s 2006 Strategic Business Plan, but have been removed from the EIP to focus incentives on opportunities for growth of the Bank’s average advances levels. Bank of America contributed significantly to this growth in 2005.

In contrast, the Bank enjoys a nearly 100 percent market share of wholesale funding used by community institutions and credit unions. Growth in advances from this segment will be dependent on the Bank’s ability to help members expand their own market share pursuant to their own business plans. The Bank will also compete for funding increasingly being diversified into brokered CD and repurchase agreements.

Management expects continued steady growth in the MPF program during the year, in spite of a continuing slowdown in the housing market and growth in mortgage products that are not eligible for sale into MPF. Growth will be generated through existing participating financial institutions (PFIs) and recruitment of new PFIs. The Bank’s largest PFI is expected to remain the largest seller.

The focus of the mission-related metric will be to expand member lending activities in the communities they serve through the Bank’s Community Development Advances (CDA) and New England Fund (NEF) advances.(ii)

* Excluding Bank of America advances.

The actual average CDA and NEF advances balance for 2005 was $1.40 billion. A ten percent increase would grow average mission-related advances to $1.54 billion. This increase would be driven by relatively small advances disbursements. The average CDA disbursement for housing-related purposes is projected to average $4.4 million and economic development $4.0 million in 2006.

Bank staff will actively use the outreach and education tools available to achieve the goal, including the successful Community Development Consult program, funding strategies, training programs, and publication of examples of successful initiatives.

Exam Goal

2006 Goal:

Examination Result

Weights:	President: 15 percent; Tier 1: 15 percent; Tier 2: 15 percent
Threshold:	None
Target:	“Fair” rating in 2006 exam report
Excess:	“Satisfactory” rating in 2006 exam report

In 2006 exam report, the Federal Housing Finance Board (Finance Board) will rate the Bank “satisfactory,” “fair,” “marginal,” or “unsatisfactory.”  A payment on this goal will be made at target if the Bank’s rating is “fair.”  A “satisfactory” rating will result in an excess payout on this goal.

Operational Component

Weights:	President: 10 percent; Tier 1: 15 percent; Tier 2: 20 percent
Threshold:	As defined below
Target:	As defined below
Excess:	As defined below

Payments awarded under the Operational Component to the EIP participants will be based on the Bank’s achievements on the following key Bank-wide initiatives, which support the Bank’s all-encompassing three strategic goals:

To foster a member-centric organization

Implement a new member segmentation strategy and develop value propositions for each segment –

•                  Threshold: Define segment criteria; develop segment data base; form cross-functional teams; schedule and conduct member interviews; and complete insurance company research and initiative value proposition development.

•                  Target: Complete value propositions for four segments (national accounts, growth institutions, credit unions and insurance companies); present business cases to executive steering committee; and begin implementation of approved value propositions.

•                  Excess: Implement targeted communication strategies for a minimum of three segments; and integrate marketing research and marketing communications functions by using research data to drive communication strategies.

Enhance collateral policies –

•                  Threshold: Research on optimum collateral haircuts for the Bank is completed by management by year-end 2006. Submit recommendation to remove the Bank’s prioritization requirement to FHFB for review. If approved by the FHFB, communicate to members that the Bank’s prioritization requirement has been rescinded.

•                  Target:  Management’s recommendations regarding optimum collateral haircuts are completed and presented to our board. Revise the Products Policy as necessary, and communicate any changes to the Policy to our members.

•                  Excess:  Bank generates $500 million new advances business as a result of enhanced collateral policies.

Maintain trust and confidence among stakeholders

Ensure Sarbanes-Oxley compliance –

•                  Threshold: Complete all Sarbanes-Oxley Section 404 initial documentation and begin management testing. Comply with Sarbanes Section 302 certifications requirements.

•                  Target: Complete all Sarbanes-Oxley Section 404 initial documentation, begin management testing, update documentation, and remediate internal control gaps identified through management testing. Comply with Sarbanes Section 302 certifications requirements.

•                  Excess: Complete all Sarbanes-Oxley Section 404 initial documentation, complete management testing, update documentation, and remediate internal control gaps identified. Comply with Sarbanes Section 302 certifications requirements.

Complete study of compensation philosophy –

•                  Threshold: N.A.

•                  Target: Proposal and costs presented to the Personnel Committee no later than the March 2006 meeting; recommendations for changes and implementation presented to Personnel Committee no later than the August 2006 meeting.

•                  Excess:  Implementation plan finalized based on agreed-to recommendations and complete implementation of those changes between August and December 2006.

To harness the power of technology to maintain maximum efficiency and productivity

Summit(1)  –

•                  Threshold: Complete software upgrade, develop plans for derivatives phase and requirements for MBS phase by June 30, 2006.

•                  Target: Upgrade complete, derivatives phase implemented, and MBS project plan complete by November 30, 2006.

•                  Excess: Upgrade complete, derivatives phase implemented, and MBS phase in testing by December 31, 2006.

Discretionary Component

Weights:	President: 30 percent; Tier 1: 20 percent; Tier 2: 10 percent
Threshold:	As defined by manager/supervisor
Target:	As defined by manager/supervisor
Excess:	As defined by manager/supervisor

This is a subjective goal that a manager/supervisor can award based on a participant’s leadership, work ethic, attitude, or other such similar intangible attribute that contributes to the Bank’s success. Managers/supervisors need to provide reasonable documentation that states the basis for whatever award is recommended under the discretionary component.

Incentive Potential

Eligible employees will be assigned an incentive award potential expressed as a percentage of the incumbent’s base salary in effect at year-end 2006 as follows:

	Incentive as a Percent of Salary
	Threshold	Target	Excess

President	25.00%	35.00%	50.00%

Tier I	18.75%	25.00%	37.50%

Tier II	15.00%	20.00%	30.00%

(1) The Summit Project Plan for subsequent phases is currently under review, and will be completed by March 31. The timing of deliverable phases may be changed as a result of this review. In this event, management will report any project plan changes to the board of directors at the April 2006 meeting, and will request conforming amendments to this objective of the Executive Incentive Plan.

2006 Participation

The following individuals are participants in the EIP for 2006:(iii)

President	Tier I	Tier II
Michael A. Jessee	Edward Dumas	[***]
M. Susan Elliott
John T. Eller
William Hamilton
Ellen McLaughlin
Frank Nitkiewicz
Bill Oakley
Michael L. Wilson

EIP Administration

The EIP is administered by the Personnel Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it during or at the end of the calendar year covered by the EIP for extraordinary circumstances. Extraordinary circumstances may include changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Bank or Bank System.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant.

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee following the end of the plan year. Moreover, unless otherwise specifically determined by the President and Chief Executive Officer with the concurrence of the Committee, a participant will be entitled to payment of an award only if the participant is employed on the date of payment of the award. However, any individual hired or promoted into an eligible position during the plan year who is granted an award shall have any such incentive award prorated based on months of EIP participation, providing he/she has served a minimum of six months in that role and otherwise satisfies the EIP’s requirements.

Except as set forth in the following paragraph, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the end of the plan year, defined as the period January 1, 2006 through December 31, 2006, shall not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, at their sole discretion.

EIP participants who terminate employment with the Bank by reason of death or disability prior to the conclusion of the plan year will receive a pro rata payment of any incentive award determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, based on the months of completed service as an EIP participant during the year. Beneficiaries of such payments will be the same as identified in the Bank’s group insurance plan.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

The Bank also has several other incentive programs for staff at the Bank designed to motivate employees to become more innovative and productive. The Bank’s President is responsible for the administration of each of these programs and has the authority to construe, implement, and administer programs, as appropriate.

(i) Average Advances and MPF Balances are defined as the average daily balance of advances (net of CDA and NEF) plus the average monthend balance of MPF. Under MPF, opportunities for participations with other MPF Banks will count toward the goal. If a member merges into a non-member, the merged entity’s balances will be excluded from the calculation for 2006 and the average balance for 2005. If, for example, a community bank member is merged into a national account member, all of the merged member’s balances for 2005 and to the 2006 merger date will be included in the national account member group. The 2005 year-end average numbers exclude Bank of America and all institutions that were merged or acquired through January 2, 2006. The 2005 MPF assets include all participations.

(ii) This goal is measured using the following advance product types: 822, 873, 877, 878, 879, 903, 904, and 914.

(iii) All corporate officers are listed as EIP participants with one exception: [***], [***]. [***] is a participant in the Bank’s Sales Incentive Plan and is eligible for an incentive award equivalent to a Tier II participant in the EIP.